Exhibit T3A.51
CERTIFICATE OF INCORPORATION
OF THE CIT GROUP/FACTORING ONE, INC.
UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW
          The undersigned, a natural person at least 18 years of age, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of the State of New York, hereby certifies as follows:
          FIRST. The name of the corporation is The CIT Group/Factoring One, Inc.
          SECOND. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York but not to engage in any act or activity requiring the consent or approval of any official, department, board, agency or other body of the State of New York.
          THIRD. The office of the corporation in the State of New York is to be located in the City of New York, County of New York, State of New York.
          FOURTH. The aggregate number of shares which the corporation shall have authority to issue is one thousand (1,000) common shares of the par value of one dollar ($1.00) per share.
          FIFTH. The Secretary of State of the State of New York is designated as agent of the corporation upon whom process in any action or proceeding against it may be served. The address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is c/o The CIT Group/Equipment Financing, Inc., 270 Park Avenue, 29th Floor, New York, New York 10017, Attention: General Counsel.
          IN WITNESS WHEREOF, I have subscribed and affirm as true under the penalties of perjury this Certificate on this 29th day of January, 1991.

By	/s/ Richard A. Crowley
Richard A. Crowley
195 Broadway, 24th Floor New York, New York 10007